SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: October 31, 2003

PAVILION BANCORP, INC.
(Exact name of registrant as
specified in its charter)

Michigan (State or other jurisdiction of incorporation)	000-22461 (Commission File Number)	38-3088340 (IRS Employer Identification no.)

135 East Maumee Street Adrian, Michigan (Address of principal executive office)		49221 (Zip Code)

Registrant's telephone number, including area code: (517) 265-5144

Item 7.         Financial Statements and Exhibits.

                   Exhibit

                   99.1     Press Release Dated October 31, 2003.

                   99.2     Report to Shareholders dated October 31, 2003.

Item 12.        Results of Opeartions.

                   October 31, 2003, Pavilion Bancorp, Inc. issued a press release announcing second quarter earnings and a cash dividend of $.23 per share on the common stock payable October 31, 2003 to shareholders of record on October 27, 2003. A copy of the press release is attached as Exhibit 99.1.

                   On October 31, 2003, Pavilion Bancorp, Inc. sent a third quarter report to their shareholders. A copy of that report is attached as Exhibit 99.2.

                   The information in this Form 8-K and the attached Exhibit shall not be deemed filed for purposes of Section 18 of the Securities Exchange Act of 1934, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, except as shall be expressly set forth by specific reference in such filing.

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SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: October 31, 2003	PAVILION BANCORP, INC. (Registrant)
	By:	/s/ Loren V. Happel Loren V. Happel Chief Financial Officer

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EXHIBIT INDEX

99.1	Press Release Dated October 31, 2003
99.2	Report to Shareholders dated October 31, 2003.

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EXHIBIT 99.1

For Immediate Release
October 31, 2003
News For:	Pavilion Bancorp, Inc.
Contact:	Douglas L. Kapnick, Chairman of the Board
Pamela S. Fisher, Corporate Secretary
(517) 266-5054
pfisher@pavilionbancorp.com

Pavilion Bancorp 3rd Quarter Earnings and Dividend

Reflect Company’s Continued Strength

ADRIAN, MICHIGAN: The Directors of Pavilion Bancorp, Inc., the parent company of the Bank of Lenawee and the Bank of Washtenaw, have announced a cash dividend of $.23 per share on the common stock payable October 31, 2003 to shareholders of record on October 27, 2003.

The company’s unaudited consolidated net income for the third quarter was $2,589,650, a 31 percent improvement over the same period in 2002. The increase in net income was a result of continued strong activity in mortgage refinancing.

“This is an exciting time for Pavilion Bancorp as the leadership of the organization encourages the staff to create a more enjoyable banking experience for our customers,” said Douglas L. Kapnick, Chairman of the Board of Pavilion Bancorp. “We believe our employees are the best in the business. There have been several opportunities to recognize employees with promotions during the past quarter and we have also hosted and participated in many exciting community events. We remain very proud of our two community banks and our mortgage company.”

Pavilion Bancorp, Inc. is traded on the OTC Bulletin Board under the symbol PVLN. Stifel Nicolaus, of Columbus, Ohio, is the primary market maker in the stock.

EXHIBIT 99.2

President’s Message

To Our Shareholders:

In an attempt to avoid using the word “excitement” once again in this quarterly report, I consulted my thesaurus for an appropriate synonym. Possibilities include: thrill, adventure, animation, enthusiasm, elation, action, activity, and flurry. As it turns out, all are appropriate to describe the current environment at Pavilion Bancorp.

Earnings as of September 30th were $2,589,650, an increase of $615,466 or 31% over year-to-date earnings one year ago. Once again, mortgage loan refinancing was a significant factor in our strong earnings performance. Now that it appears mortgage rates are on the rise, our challenge will be to find alternate revenue streams to replace the decline in those refinances. We firmly believe that we will be able to do so.

At its October 17th meeting, the Board of Directors approved the payment of the regular quarterly dividend of 23 cents per share. It will be paid October 31st 2003 to shareholders of record as of October 27th.

Although Rick DeVries, President and CEO of the Bank of Lenawee, has only been on board for three months, he has already created a heightened level of enthusiasm, activity and fun…both inside the Bank and in our communities. In September the Bank hosted an event attended by 400 key business and community leaders. Featured were three floors of Michigan bistro cuisine, live classical and jazz musical entertainment and a juried art exhibit of 242 pieces entered by 89 talented Lenawee County artists. The event, “Lenawee Live”, was a resounding success and was best described as “WOW!” Rick’s goal is to create a world-class, awe-inspiring community bank and it would appear that he is on the way to doing just that.

Walt Byers, President and CEO of the Bank of Washtenaw, and his talented team also had something to celebrate. In September they were presented with the 2003 Business Enterprise Award by the Saline Area Chamber of Commerce. The Bank was nominated by community residents and was particularly meaningful to the staff at the Saline Office.

I would be remiss if I didn’t once again thank you, our valued shareholders, for your investment and your support. During this past quarter our stock price has remained stable between $48 and $52. Remember, at any time you may visit our website at www.pavilionbancorp.com for further financial and peer group information.

Pavilion Bancorp, Inc. Third Quarter Statement September 30, 2003

Pavilion Bancorp, Inc.

135 East Maumee Street
Adrian, MI 49221
(517) 265-5144 or (800) 508-8346

www.pavilionbancorp.com
www.bankoflenawee.com
www.bankofwashtenaw.com

CONSOLIDATED STATEMENT OF INCOME

Nine Months Ending September 30,
	2003	2002
Interest Income
Loans, including fees	$ 13,404,676	$13,238,194
Securities	984,299	1,009,287
Federal funds sold and other	57,883	90,073

Total interest income	14,446,858	14,337,554

Interest Expense
Deposits	3,013,100	4,170,842
Borrowed funds	498,424	471,190

Total interest expense	3,511,524	4,642,032

Net Interest Income	10,935,334	9,695,522
Provision for loan losses	619,000	673,000

Net Interest Income After
Provision For Loan Losses	10,316,334	9,022,522

Noninterest income
Service charges on deposit accounts	1,186,213	1,469,033
Gains on sales of loans	3,853,104	2,278,177
Other (incl. Repossessed properties sold)	(145,977)	210,497

Total other income	4,893,341	3,957,707

Noninterest expense
Salaries and employee benefits	6,917,181	6,040,778
Premises and equipment	1,705,611	1,774,294
Other	2,774,908	2,242,393

Total other expenses	11,397,700	10,057,465

Income Before Income Taxes	3,811,974	2,922,764
Federal income tax expense	1,222,324	948,580

Net Income	$ 2,589,650	$ 1,974,184

Earnings per common share:	$ 3.21	$ 2.36

DIRECTORS:
Pavilion Bancorp, Inc.

Allan F. Brittain
Chairman of the Board
Bank of Lenawee

Fred R. Duncan
Retired

Edward J. Engle, Jr.
President
Rima Manufacturing Company

William R. Gentner
President
Gentner, Inc.

Douglas L. Kapnick
President
Kapnick and Company, Inc.

Dennis E. Pearsall
President & Chief Executive Officer
RE/MAX Community Associates

Emory M. Schmidt
Vice President
Brazeway, Inc.

J. David Stutzman
General Manager
Raymond and Stutzman LLC

OFFICERS:
Pavilion Bancorp, Inc.

Douglas L. Kapnick
Chairman of the Board
President and
    Chief Executive Officer

Pamela S. Fisher
Corporate Secretary

Loren V. Happel
Chief Financial Officer